Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 14, 2016, in the Registration Statement and related Prospectus of Tri-State Generation and Transmission Association, Inc. for the registration of $250,000,000 aggregate principal amount of 4.25% First Mortgage Bonds, Series 2016A, due 2046.

/s/ Ernst & Young LLP

Denver, Colorado

June 14, 2016

Ex. 23.1-1